For immediate release:
July 30, 2015

For more information:
David Nielsen, CFO, 980-819-6220
investorrelations@community1.com

Kim Graham, 980-819-6278
kim.graham@community1.com

CommunityOne Bancorp Announces Second Quarter Net Income of $2.5 Million, 30% Growth in Net Income Before Tax and 14% Annualized Loan Growth

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today announced its unaudited financial results for the quarter ended June 30, 2015. Highlights include:

•	Net income before tax was $3.9 million in 2Q 2015, an increase of 30% from 2Q 2014.

•	Net income in 2Q 2015 was $2.5 million, or $0.10 per diluted share.

•	Pre credit and nonrecurring items earnings (“PCNR Earnings”) were $4.0 million in 2Q 2015, an increase of 56% from 2Q 2014.

•
Loans grew at a 14% annualized rate in 2Q 2015, the 5th consecutive quarter of double digit annualized loan growth. Organic loans, which exclude purchased residential mortgage pools, grew at a 21% annualized growth rate.

•	Year over year Charlotte MSA loan growth was 47%; Raleigh/Durham MSA loan growth was 46%; Greensboro MSA loan growth was 9%.

•	Deposits grew at an 11% annualized rate during 2Q 2015. Low cost core deposits grew at an 8% annualized rate and noninterest-bearing deposits grew by $14.6 million, a 17% annualized rate.

•	Completed the acquisition of $58.8 million of deposits of the Lenoir and Granite Falls branches of CertusBank in June.

•	Net interest income grew 7% year over year to $16.8 million. Net interest margin was 3.43% in 2Q 2015, up 3 basis points year over year.

•
Credit performance was strong during 2Q 2015, with a net recovery of provision for loan losses of $0.8 million. Net charge-offs were $0.2 million in 2Q 2015, an annualized charge-off rate of 7 basis points on average loans.

•	Nonperforming assets fell 26% from a year ago and 4% from 1Q 2015, and were 1.7% of total assets at quarter end.

•	Noninterest income excluding securities gains was flat year over year, but up 3% over 1Q 2015.

•	Noninterest expenses were $1.4 million, or 7%, lower year over year, and $0.2 million, or 1%, lower than 1Q 2015.
“We continue to be pleased with the progress we are making and are especially excited about the loan growth we are seeing in the Charlotte, Raleigh and Greensboro markets. The transaction we completed with CertusBank continues to support our growth objectives and we are excited to have the customers and employees of CertusBank as a part of the CommunityOne family,” noted Bob Reid, President and CEO.

Second Quarter Financial Results
Results of Operations
Net income before tax was $3.9 million for the second quarter of 2015, an increase of 30%, or $0.9 million, from the second quarter of 2014. Net income after-tax was $2.5 million for the second quarter of 2015, compared to $2.5 million in the first quarter of 2015 and $2.8 million in the second quarter of 2014. Fully diluted net income per share was $0.10 per share in the second quarter of 2015, compared to $0.10 per share and $0.13 per share in the first quarter of 2015 and the second quarter of 2014, respectively. PCNR Earnings, which exclude credit related costs (provision, other real estate owned (“OREO”) and loan collection expenses), nonrecurring income and expenses, and taxes, were $4.0 million for the second quarter of 2015, $1.4 million, or 56%, better than the $2.6 million in the second quarter of 2014, and $0.5 million, or 15%, better than the $3.5 million in the first quarter of 2015.
Second quarter financial results, as compared to the same quarter last year, reflected continued improvements in the asset quality of the loan portfolio and a $0.8 million recovery of loan loss provision. Net interest income grew $1.1 million, or 7%, from the second quarter of 2014 on a $172.0 million increase in average loans. Noninterest income excluding securities gains and losses was unchanged from the second quarter of 2014 at $4.2 million. Noninterest expense fell by $1.4 million, or 7%, as compared to the same quarter last year, primarily related to reductions in branch operating costs, OREO and collection costs and nonrecurring expenses related to the sale of the US Treasury’s position in the Company’s common stock, offset by increases in commercial and mortgage personnel costs and mortgage commissions.
As compared to the first quarter, net interest income grew $0.1 million on an increase in average loans and securities of $47.4 million, offset by an 11 basis point decline in loan yields in the second quarter. Noninterest income grew $0.1 million from last quarter on increases in service charges and cardholder and merchant services revenue, offset by a decline in mortgage loan income. Noninterest expense fell by $0.2 million, or 1%, in the quarter, primarily related to the impact on personnel and occupancy costs of branch closures completed in the first quarter of 2015, offset by increased OREO costs and $0.1 million in costs related to the branch acquisition from CertusBank in the second quarter.
Loan and Deposits
Strong loan growth continued this quarter across all business lines, reflecting sustained loan demand in our metro markets, portfolio growth across all our businesses, and the impact of personnel additions and market expansion. Loans held for investment grew 4% in the second quarter, an annualized growth rate of 14% and our fifth consecutive quarter of double digit annualized growth. Loans held for investment grew by $49.9 million in the second quarter to $1.45 billion, compared to $1.40 billion at the end of the first quarter. Excluding our purchased residential mortgage loan pools, our total organic loan growth was even stronger at $61.7 million during the quarter, an annualized growth rate of 21%. Pass rated loans grew $61.9 million in the second quarter, an annualized growth rate of 19%, reflecting continued improvement in the asset quality of the loan portfolio. Loans held for investment to total deposits increased to 78% in the second quarter, improved from 72% a year ago.
Our loan growth performance was a result of the success of and continued investments in expanded commercial, real estate and residential mortgage lending capacity in our metro markets of Charlotte, Raleigh/Durham and Greensboro, the top three MSAs in terms of population in North Carolina. At the end of the second quarter, the loan portfolio in these metro markets made up 55% of our organic loan portfolio (which excludes our purchased residential mortgage loans), up from 49% a year ago. Key drivers of growth were the Charlotte and Raleigh metro areas with year over year loan portfolio increases of 47% and 46%, respectively. In the second quarter, we opened a commercial Loan Production Office (“LPO”) in Charleston, SC, one of the largest and fastest growing markets in the state. We also added four new residential mortgage loan officers in Charlotte and Raleigh in the second quarter. We expect these new markets and new staff will sustain our accelerated pace of loan growth and enhance our mortgage loan income in the future.
Total deposits increased $48.2 million, or an 11% annualized rate, in the second quarter, including the $58.8 million impact of the branch purchase in June from CertusBank. Total deposits were $1.86 billion at the end of the quarter. Low cost core deposits, which exclude time deposits, grew $23.6 million during the second quarter, an annualized growth rate of 8%. Noninterest-bearing deposits grew $14.6 million, or 4%, in the second quarter, an annualized growth rate of 17%, as a result of new commercial relationships and the growth of our treasury products.

Net Interest Income
Second quarter net interest income was $16.8 million, an increase of 7% as compared to $15.7 million in the second quarter of last year, as a result of a $145.1 million increase in average loans and securities and an increase in interest recoveries of $0.4 million. Net interest income was $0.1 million higher as compared to the first quarter of 2015, on an increase in average loans and securities of $47.4 million, offset by the impact of an 11 basis point decline in net loan yield in the second quarter driven by reduced new loan origination yields. Accretion, net of contractual interest collected, on purchased impaired loans was $0.6 million in the second quarter, compared to $0.7 million and $0.8 million in the first quarter of 2015 and the second quarter of 2014, respectively.
Our net interest margin was 3.43% for the second quarter of 2015, up 3 basis points from the second quarter of 2014, and down 11 basis points from the first quarter. The increase in net interest margin as compared to the second quarter of 2014 was the result of an improved asset mix as we grew average loans by $172.0 million (14%) and reduced lower yielding cash and securities balances by $65.9 million, offset by a 10 basis point decline in net loan yield year over year. The decrease in the net interest margin in the second quarter over the first quarter was split between an 11 basis point decline in net loan yield and a 19 basis point decline in securities yield as a result of accelerated prepayments in the mortgage backed securities portfolio, offset by an improved asset mix as we grew average loans by $32.0 million. The deposit portfolio continues to perform to our expectations, including the addition of the $58.8 million deposit portfolio acquired from CertusBank at the end of June. The cost of interest-bearing deposits was 48 basis points during both the second quarters of 2014 and 2015, and during the first quarter of 2015. The cost of all deposit funding was unchanged over the previous quarter at 39 basis points, but down 1 basis point from the second quarter of 2014.
Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and OREO and repossessed loan collateral continued to decline during the second quarter. These assets fell to $39.5 million, or 1.7% of total assets, at the end of the second quarter, compared to $53.6 million, or 2.7% of total assets, at the end of the second quarter a year ago. OREO and repossessed loan collateral fell during the second quarter to $20.0 million, and have been reduced by $1.9 million, or 9%, compared to the same quarter last year. For the second quarter, we had OREO write-downs, net of gains on the sale of OREO, of $399 thousand.
The allowance for loan losses was $18.0 million, or 1.24% of loans held for investment, at the end of the second quarter, compared to $19.0 million, or 1.36% at the end of the previous quarter. Recovery of provision for loan losses was $0.8 million in the second quarter compared to a recovery of provision of $1.1 million and $1.7 million in the first quarter of 2015 and the second quarter of 2014, respectively.
The Company had net charge-offs in the second quarter of $0.2 million. Second quarter annualized net charge-offs as a percentage of average loans were 0.07%, compared to annualized net charge-offs of 0.06% last quarter and 0.08% for all of 2014.
Noninterest Income
For the second quarter, PCNR noninterest income was $4.2 million, unchanged from the comparable quarter in 2014, and an increase of $0.1 million from the first quarter. Total noninterest income was $4.2 million in the second quarter, a decrease of $0.7 million as compared to $4.9 million in the second quarter of last year as a result of $0.7 million of securities gains in that quarter, and an increase of $0.1 million as compared to $4.0 million in the first quarter of 2015.
Mortgage loan income increased by 20% in the second quarter from the prior year, to $0.3 million, driven by a 67% increase in mortgage loan origination and a 72% increase in loans originated for sale to investors, offset by a reduction in the average gain on sale. Production from our retail non-branch channel was $25.5 million in the quarter, an 82% increase from the previous quarter. During the quarter, we originated $70.6 million of mortgage loans, including $28.7 million of loans for sale to investors, an increase of 72 % from the second quarter of last year and an increase of 21% from the first quarter.
Second quarter total service charges were $0.1 million lower than the prior year on reduced overdraft and NSF activity in the deposit portfolio, partially related to the impact of branches closed in the first quarter of 2015. Cardholder and merchant services income was flat to the prior year.
Trust and investment services income in the second quarter grew 1% from the comparable quarter last year, principally as a result of increased assets under management.

Noninterest Expense
Noninterest expense fell by $1.4 million, or 7%, as compared to the same quarter last year, primarily related to reductions in branch operating costs, OREO and collection costs and nonrecurring expenses related to the sale of the US Treasury’s position in the Company’s common stock, offset by increases in personnel costs from origination personnel in the commercial and commissions in the mortgage areas. As compared to the first quarter, noninterest expense fell $0.2 million, or 1%, in the quarter, primarily related to the impact on personnel and occupancy costs of branch closures completed in the first quarter of 2015, offset by increased OREO costs and $0.1 million in costs related to the branch acquisition from CertusBank in the second quarter.
PCNR noninterest expense, which excludes credit related expenses (OREO and loan collection expenses) and nonrecurring expenses, was $17.0 million, a decrease of $0.3 million from the second quarter of 2014 primarily as a result of the branch closures just noted. PCNR noninterest expense fell by $0.3 million in the second quarter from the prior quarter, also primarily as a result of the branch closures, offset by investments in origination personnel. PCNR noninterest expense to average assets fell to 3.03% in the second quarter from 3.15% and 3.47% in the first quarter of 2015 and the second quarter of 2014, respectively. Average full time equivalent employees were 553, 3% lower than in the first quarter and 1% lower than a year ago.
Conference Call
A pre-recorded conference call will be held at 11:00 a.m., Eastern time this morning July 30th, 2015. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-866-235-9913. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until July 30, 2016. The teleconference replay will be available one hour after the end of the conference through August 13, 2015. To access the teleconference replay, dial toll free 1-877-344-7529 and provide Conference ID Number 10068996.
About CommunityOne Bancorp
CommunityOne Bancorp is the Charlotte, North Carolina-based bank holding company for CommunityOne Bank, N.A. Founded in 1907 as First National Bank of Asheboro, CommunityOne has grown into a $2.3 billion community bank, operating 45 branches throughout central, southern and western North Carolina, and Loan Production Offices in Raleigh, Charleston, S.C. and Winston-Salem. Through its network of branches and LPOs, CommunityOne offers a variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, cash management, wealth and online banking. CommunityOne Bancorp's shares are traded on the NASDAQ stock market under the symbol, "COB."
Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, PCNR earnings, PCNR noninterest expense, and PCNR noninterest income. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, our ability to continue to grow our business internally and through acquisition and successful integration of any acquired entities while controlling our costs; having the financial and management resources in the amount, at the times and on the terms required to support our future business; the accuracy of our assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets, which could affect repayment of such borrowers' outstanding loans; material changes in the quality of our loan portfolio and the resulting credit related losses and expenses; the accuracy of our assumptions relating to the establishment of our ALL; adverse changes in the value of real estate in our market areas; adverse changes in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a prolonged period of low interest rates; declines in the value of our OREO; the accuracy of our assumptions relating to our ability to use net operating loss carryforwards to reduce future tax payments; the loss of one or more members of executive management and our ability to recruit and retain key lenders and other employees; less favorable general economic conditions, either nationally or regionally; resulting in, among other things, a reduced demand for our credit or other services and thus reduced origination volume; increased competitive pressures in the banking industry or in COB's markets affecting pricing or product and service offerings; our ability to respond to rapid technological developments and changes; disruptions in or manipulations of our operating systems; information security risks impacting us or our vendors, including “hacking” and “identity theft,” that could adversely affect our business and our reputation; the loss or disruption of the services provided by one or more of our critical vendors; our ability to achieve our targeted reductions in costs and expenses; the impact of laws and regulatory requirements, including the Basel III capital rules, Bank Secrecy Act requirements, and regulations required by the Dodd-Frank Act; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in accounting principles and standards; and our success at managing the risks involved in the foregoing.

Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its quarterly reports on Form 10-Q. The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014

Interest Income
Interest and fees on loans	$16,006	$15,873	$15,871	$14,855	$14,376
Interest and dividends on investment securities	3,116	3,224	3,242	3,400	3,731
Other interest income	208	171	158	140	156
Total interest income	19,330	19,268	19,271	18,395	18,263

Interest Expense
Deposits	1,732	1,731	1,741	1,725	1,741
Retail repurchase agreements	5	4	5	5	3
Federal Home Loan Bank advances	488	469	516	521	514
Other borrowed funds	278	290	288	296	287
Total interest expense	2,503	2,494	2,550	2,547	2,545
Net interest income before provision for loan losses	16,827	16,774	16,721	15,848	15,718
Recovery of provision for loan losses	(788)	(1,137)	(1,323)	(1,679)	(1,685)
Net interest income after provision for loan losses	17,615	17,911	18,044	17,527	17,403

Noninterest Income
Service charges on deposit accounts	1,433	1,434	1,585	1,583	1,619
Mortgage loan income	314	465	241	205	261
Cardholder and merchant services income	1,218	1,125	1,298	1,183	1,209
Trust and investment services	403	322	394	344	399
Bank owned life insurance	268	250	350	273	278
Other service charges, commissions and fees	421	383	366	290	332
Securities gains, net	—	—	220	34	720
Other income	96	55	89	73	75
Total noninterest income	4,153	4,034	4,543	3,985	4,893

Noninterest Expense
Personnel expense	10,462	10,594	10,717	12,616	9,956
Net occupancy expense	1,211	1,469	1,526	1,521	1,512
Furniture, equipment and data processing expense	1,875	1,989	2,078	2,208	2,047
Professional fees	528	539	671	699	467
Stationery, printing and supplies	141	176	162	149	173
Advertising and marketing	134	186	274	142	147
Other real estate owned expense (recovery)	506	360	572	(29)	954
Credit/debit card expense	498	543	568	520	604
FDIC insurance	456	453	422	412	595
Loan collection expense	313	300	170	198	551
Core deposit intangible amortization	352	352	351	352	352
Other expense	1,351	1,047	2,935	1,227	1,910
Total noninterest expense	17,827	18,008	20,446	20,015	19,268
Income before income taxes	3,941	3,937	2,141	1,497	3,028
Income tax expense (benefit)	1,418	1,418	(142,475)	(276)	236
Net Income	$2,523	$2,519	$144,616	$1,773	$2,792

Weighted average shares outstanding - basic	24,202	24,183	21,846	21,739	21,889
Weighted average shares outstanding - diluted	24,215	24,195	21,858	21,747	21,900
Net income per share - basic	$0.10	$0.10	$6.62	$0.08	$0.13
Net income per share - diluted	0.10	0.10	6.62	0.08	0.13

Quarterly Balance Sheets

(in thousands)	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014

Assets
Cash and due from banks	$24,892	$25,715	$29,202	$26,411	$30,377
Interest-bearing bank balances	6,094	22,218	66,680	33,669	40,100
Investment securities:
Available-for-sale	381,367	367,842	350,040	363,296	399,110
Held-to-maturity	156,648	140,559	142,461	144,684	147,055
Loans held for sale	2,767	7,571	2,796	2,268	1,765
Loans held for investment	1,445,853	1,395,911	1,357,788	1,318,117	1,269,865
Less: Allowance for loan losses	(17,989)	(19,008)	(20,345)	(21,525)	(23,975)
Net loans held for investment	1,427,864	1,376,903	1,337,443	1,296,592	1,245,890
Premises and equipment, net	45,375	43,809	46,782	47,416	47,855
Other real estate owned	19,955	21,040	20,411	20,289	21,871
Core deposit premiums and other intangibles	5,393	5,500	5,681	5,986	6,296
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,499	40,212	39,946	40,797	40,504
Deferred tax asset, net	145,229	144,223	146,432	5,564	5,188
Other assets	33,099	32,137	23,435	24,616	23,297

Total Assets	$2,293,387	$2,231,934	$2,215,514	$2,015,793	$2,013,513

Liabilities
Deposits:
Noninterest-bearing demand deposits	$352,033	$337,417	$323,776	$317,981	$321,829
Interest-bearing deposits:
Demand, savings and money market deposits	889,703	880,721	882,332	859,003	850,514
Time deposits	613,902	589,334	588,312	581,946	591,422
Total deposits	1,855,638	1,807,472	1,794,420	1,758,930	1,763,765
Retail repurchase agreements	11,424	7,837	9,076	12,217	8,333
Federal Home Loan Bank advances	80,708	68,221	68,234	73,246	73,259
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,377	5,358	5,338	5,319	5,300
Other liabilities	13,752	15,392	14,828	14,889	13,457
Total Liabilities	2,023,601	1,960,982	1,948,598	1,921,303	1,920,816

Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	488,005	487,781	487,603	462,357	462,206
Accumulated deficit	(208,170)	(210,693)	(213,212)	(357,828)	(359,601)
Accumulated other comprehensive loss	(10,049)	(6,136)	(7,475)	(10,039)	(9,908)
Total Shareholders' Equity	269,786	270,952	266,916	94,490	92,697

Total Liabilities and Shareholders' Equity	$2,293,387	$2,231,934	$2,215,514	$2,015,793	$2,013,513

Quarterly Supplemental Data

(in thousands, except per share data)	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014

Income Statement Data
Net interest income	$16,827	$16,774	$16,721	$15,848	$15,718
Recovery of provision for loan losses	(788)	(1,137)	(1,323)	(1,679)	(1,685)
Noninterest income	4,153	4,034	4,543	3,985	4,893
Noninterest expense	17,827	18,008	20,446	20,015	19,268
Income before taxes	3,941	3,937	2,141	1,497	3,028
Net income	2,523	2,519	144,616	1,773	2,792

Period End Balances
Assets	$2,293,387	$2,231,934	$2,215,514	$2,015,793	$2,013,513
Loans held for sale	2,767	7,571	2,796	2,268	1,765
Loans held for investment	1,445,853	1,395,911	1,357,788	1,318,117	1,269,865
Allowance for loan losses	(17,989)	(19,008)	(20,345)	(21,525)	(23,975)
Goodwill and other intangible assets	9,598	9,705	9,886	10,191	10,501
Deposits	1,855,638	1,807,472	1,794,420	1,758,930	1,763,765
Borrowings	154,211	138,118	139,350	147,484	143,594
Shareholders' equity	269,786	270,952	266,916	94,490	92,697

Average Balances
Assets	$2,246,949	$2,202,247	$2,042,109	$2,004,071	$1,997,909
Loans held for sale	3,981	2,781	1,997	1,446	1,664
Loans held for investment	1,406,827	1,376,053	1,338,877	1,288,272	1,237,183
Allowance for loan losses	(18,970)	(20,239)	(21,552)	(24,110)	(26,544)
Goodwill and other intangible assets	9,458	9,697	10,002	10,325	10,636
Deposits	1,799,682	1,781,533	1,785,575	1,753,380	1,755,127
Borrowings	161,996	138,757	144,315	144,830	141,390
Shareholders' equity	271,229	268,799	99,445	93,051	88,140

Per Share Data
Net income per share - basic	$0.10	$0.10	$6.62	$0.08	$0.13
Net income per share - diluted	0.10	0.10	6.62	0.08	0.13
Book value (Shareholders' Equity)	11.14	11.20	11.04	4.35	4.26
Tangible book value (Tangible Shareholders' Equity)[1]	10.75	10.80	10.63	3.88	3.78

Performance Ratios
Return on average assets	0.45%	0.46%	28.10%	0.35%	0.56%
Pre-tax return on average assets	0.70%	0.73%	0.42%	0.30%	0.61%
Return on average equity	3.7%	3.8%	577.0%	7.6%	12.7%
Net interest margin (tax equivalent)	3.43%	3.54%	3.49%	3.38%	3.40%
PCNR noninterest expense to average assets[1]	3.03%	3.15%	3.55%	3.55%	3.47%

Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.24%	1.36%	1.50%	1.63%	1.89%
Net annualized charge-offs (recoveries) to average loans held for investment	0.07%	0.06%	(0.04)%	0.24%	0.12%
Nonperforming assets to total assets	1.7%	1.9%	2.1%	2.4%	2.7%
Classified assets to Tier 1 + ALL	36%	39%	41%	62%	68%

Capital and Other Ratios
CommunityOne Bancorp leverage capital	8.50%	8.47%	9.78%	6.48%	6.35%
CommunityOne Bank, N.A. leverage capital	9.67%	9.69%	9.94%	7.97%	7.86%
CommunityOne Bancorp common equity Tier 1[1]	11.85%	11.86%	N/A	N/A	N/A
Loans held for investment to deposits	78%	77%	76%	75%	72%
[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure.

Quarterly Non-GAAP Measures

(in thousands)	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014

Book Value (Shareholders' Equity)	$269,786	$270,952	$266,916	$94,490	$92,697
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(5,393)	(5,500)	(5,681)	(5,986)	(6,296)

Tangible Book Value (Tangible Shareholders' Equity) (Non-GAAP)	$260,188	$261,247	$257,030	$84,299	$82,196

Net Income	$2,523	$2,519	$144,616	$1,773	$2,792

Less taxes, credit costs and nonrecurring items:
Income tax benefit (expense)	(1,418)	(1,418)	142,475	276	(236)
Securities gains, net	—	—	220	34	720
Other real estate owned expense	(506)	(360)	(572)	29	(954)
Recovery of provision for loan losses	788	1,137	1,323	1,679	1,685
Mortgage and litigation accruals	—	—	—	—	(7)
US Treasury sale expenses	—	—	—	—	(409)
Loan collection expense	(313)	(300)	(170)	(198)	(551)
Branch closure and restructuring expenses	—	—	(1,566)	—	(7)
Executive severance	—	—	—	(2,060)	—

PCNR Earnings (Non-GAAP)	$3,972	$3,460	$2,906	$2,013	$2,551

Noninterest Expense	$17,827	$18,008	$20,446	$20,015	$19,268

Less credit costs and nonrecurring items:
Other real estate owned expense	(506)	(360)	(572)	29	(954)
Mortgage and litigation accruals	—	—	—	—	(7)
Loan collection expense	(313)	(300)	(170)	(198)	(551)
Branch closure and restructuring expenses	—	—	(1,566)	—	(7)
US Treasury sale expenses	—	—	—	—	(409)
Executive severance	—	—	—	(2,060)	—

PCNR Noninterest Expense (Non-GAAP)	$17,008	$17,348	$18,138	$17,786	$17,340

Noninterest Income	$4,153	$4,034	$4,543	$3,985	$4,893

Less nonrecurring items:
Securities gains, net	—	—	220	34	720

PCNR Noninterest Income (Non-GAAP)	$4,153	$4,034	$4,323	$3,951	$4,173